                                                                     Exhibit 5.1

June 18, 1997

Board of Directors
NaPro BioTherapeutics, Inc.
6304 Spine Road, Unit A
Boulder, Colorado  80301

Re:    NaPro BioTherapeutics, Inc.
       Form S-3 Registration Statement

Dear Sir or Madam:

We have acted as United States counsel for NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company"), in connection with certain transactions involving the private placement of $10 million of senior convertible notes (the "Notes") and warrants (the "Warrants"). The Notes are convertible into common stock of the Company and the Warrants may be exercised to purchase common stock of the Company. The Company is proposing to register under the Securities Act of 1933 (the "Securities Act") on a registration statement on Form S-3 (the "Registration Statement") the resale of shares of common stock of the Company acquired upon conversion of the Notes or exercise of the Warrants.

We have reviewed the Company's certificate of incorporation and bylaws and the record of its corporate proceedings and have made such other investigations as we deemed necessary in order to express the opinions set forth below. Based on the foregoing, it is our opinion that the shares of common stock to be issued upon conversion of the Notes or exercise of the Warrants, the resale of which is to be registered under the Securities Act, will be, upon proper exercise of the conversion or exercise rights provided therefor, duly and validly issued and fully paid and nonassessable.

We hereby consent to all references to us in the Registration Statement and all amendments thereto. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

HOLME ROBERTS & OWEN LLP


By: /s/ Garth B. Jensen
    ----------------------------------
        Garth B. Jensen, Partner